Exhibit 99.2

August 2, 2013

Organovo Holdings, Inc. Prices $40.5 Million Public Offering of Common Stock

SAN DIEGO – Organovo Holdings, Inc. (NYSE MKT: ONVO) today announced the sale of 9,000,000 shares of its common stock in an underwritten public offering at a price to the public of $4.50 per share. The net offering proceeds to Organovo from the sale of the shares are expected to be approximately $37.7 million, after deducting underwriting discounts and commissions and other estimated offering expenses, but excluding any exercise of the underwriters’ over-allotment option.

The Company anticipates using the net proceeds from this offering for general corporate purposes, including research and development, the development and commercialization of its products, general administrative expenses, license or technology acquisitions, and working capital and capital expenditures.

The offering is expected to close on or about August 7, 2013, subject to customary closing conditions. In addition, the Company has granted the underwriters a 30-day option to purchase up to an additional 1,350,000 shares of common stock on the same terms and conditions, solely to cover over-allotments, if any.

Lazard Capital Markets LLC and Oppenheimer & Co. Inc. are acting as joint book-runners for the offering. JMP Securities LLC and Maxim Group LLC are each acting as co-managers for the offering.

The shares described above will be issued pursuant to a prospectus supplement filed as part of a shelf registration statement on Form S-3 previously filed with and declared effective by the Securities and Exchange Commission (“SEC”). The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to: Lazard Capital Markets LLC, at 30 Rockefeller Plaza, New York, NY 10020 or via telephone at (800) 542-0970, or Oppenheimer & Co. Inc., Attn: Syndicate Department, at 85 Broad Street, 26th Floor, New York, NY, 10004 or via email at equityprospectus@opco.com or via telephone at (212) 667-8563. Organovo intends to file a final prospectus supplement relating to the offering with the SEC, which will be available along with the accompanying prospectus filed with the SEC in connection with the shelf registration, on the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Organovo, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release is being issued pursuant to and in accordance with Rule 134 under the Securities Act of 1933, as amended.

About Organovo Holdings, Inc.

Organovo designs and creates functional, three-dimensional human tissues for medical research and therapeutic applications. The company is collaborating with pharmaceutical and academic partners to develop human biological disease models in three dimensions. These 3D human tissues have the potential to accelerate the drug discovery process, enabling treatments to be developed faster and at lower cost. In addition to numerous scientific publications, their technology has been featured in The Wall Street Journal, Time Magazine, The Economist, and numerous others. Organovo is changing the shape of medical research and practice. Learn more at www.organovo.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including the prospectus supplement filed with the SEC on

August 2, 2013 and the transition report on Form 10-KT filed with the SEC on May 24, 2013 and our other filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

SOURCE Organovo Holdings, Inc.

Barry Michaels, Chief Financial Officer, 858-224-1003, IR@organovo.com;

Gerry Amato, Booke & Company Investor Relations, admin@bookeandco.com